Exhibit 99.1

February 13, 2009	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FISCAL YEAR 2009
SECOND QUARTER AND FIRST SIX MONTHS RESULTS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the second quarter and first six months of fiscal year 2009, ended December 31, 2008. Net sales for the second quarter of fiscal 2009 were $4.8 million, compared to net sales of $6.3 million for the second quarter of fiscal 2008. The Company’s loss from continuing operations was $485,000, or $0.20 per basic and diluted share, for the second quarter of fiscal 2009 compared to loss from continuing operations of $700,000, or $0.29 per basic and diluted share in the comparable period of the prior year. With the inclusion of discontinued operations of the professional series automatic gate opener product line, the current year’s second quarter net loss was $486,000, or $0.20 per basic and diluted share, compared to a net loss of $770,000 or $0.31 per basic and diluted share for the previous year’s second quarter.
Net sales for the first six months of fiscal 2009 were $13.8 million, compared to net sales of $15.4 million for the first half of fiscal 2008. The Company’s loss from continuing operations was $321,000, or $0.13 per basic and diluted share, for the six months ended December 31, 2008 compared to loss from continuing operations of $583,000, or $0.24 per basic and $0.23 per diluted share in the comparable period of the prior year. With the inclusion of discontinued operations, the current year’s net loss was $328,000, or $0.13 per basic and diluted share through December 31, 2008. Net income for the first half of the prior fiscal year was $1.8 million or $0.73 per basic and $0.72 per diluted share, and included the gain on sale of a subsidiary of $2.5 million, or $1.04 per basic and $1.02 per diluted share in addition to discontinued operations.
The decrease in sales year-to-year for the second quarter and first six months resulted primarily from the combination of the following factors:
•	Sales in the United Kingdom in British pound sterling were actually slightly higher year over year for both periods, however, when we translate those sales into US dollars, the strengthening of the US dollar compared to the British pound sterling resulted in a decrease in sales of approximately $0.5 million for the quarter and $0.6 million through the first six months.

•	The remaining decrease for the periods resulted from decreases year-over-year in our North American electric fencing customers’ orders as they closely managed inventory levels during the low season for our product markets and apparent shifts in ordering patterns of two of our largest customers during the comparative periods. However, our evaluation of these customers’ historical purchasing patterns appears to indicate that less than $0.5 million of the decrease in net sales in the fiscal 2009 second quarter and fiscal 2009 to date sales from the respective previous year periods was attributable to the current economic conditions.
“It is difficult to experience a quarterly net sales decrease of twenty-three percent and yet feel fortunate, even in these challenging economic conditions,” stated President and Chief Executive Officer Dale Nordquist. “However, given the vast majority of the comparative decrease resulted from the combination of foreign currency translation differences and the apparent shift in timing of buying by two of our significant customers, our year to date net sales are otherwise modestly below prior year levels.”
“At the same time, and with the challenge of decreased sales, we continued to improve our operating performance, increasing gross margins and reducing operating expenses to compensate for the lost profit from reduced sales. During the second quarter and into the current quarter, we continued to adjust our spending and staffing levels to better align our cost structure to our business. We believe that we will continue to see benefits from these actions through the remainder of the year.”
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“As we look ahead to the remainder of fiscal 2009, we continue to be cautious of the pronounced economic downturn and its potential impact on our primary markets as we approach the historical peak selling season for our products. The continued strength of the US dollar against the British pound sterling is expected to result in lower reported sales revenue for our UK operations, for at least the third quarter and possibly longer, as its sales are translated to US dollars at the lower exchange rates. We will, however, continue to closely manage expenses and look for opportunities to further improve operating results as we navigate this difficult and uncertain landscape,” Nordquist concluded.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
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Zareba Systems, Inc.
Condensed Consolidated Operating Results

	Three Months Ended		Six Months Ended
(In thousands except per share amounts)	12/31/08	12/31/07	12/31/08	12/31/07
Net sales	$4,851	$6,283	$13,821	$15,378
Gross profit	1,447	1,536	4,325	4,447
Income (loss) from operations	(576)	(919)	(139)	(626)
Income (loss) before income taxes	(705)	(1,059)	(449)	(876)
Income (loss) from continuing operations	(485)	(700)	(321)	(583)
Gain (loss) from discontinued operations, net of tax	(1)	(70)	(7)	(170)
Gain from sale of subsidiary, net of tax	—	—	—	2,546
Net income (loss)	$(486)	$(770)	$(328)	$1,793

Per common and common equivalent share:
Income (loss) from continuing operations:
basic	$(0.20)	$(0.29)	$(0.13)	$(0.24)
diluted	$(0.20)	$(0.29)	$(0.13)	$(0.23)
Gain (loss) from discontinued operations:
basic	—	$(0.03)	—	$(0.07)
diluted	—	$(0.03)	—	$(0.07)
Gain from sale of subsidiary:
basic	—	—	—	$1.04
diluted	—	—	—	$1.02
Net income (loss) per share:
basic	$(0.20)	$(0.31)	$(0.13)	$0.73
diluted	$(0.20)	$(0.31)	$(0.13)	$0.72
Weighted average number of shares outstanding — basic	2,466	2,452	2,466	2,452
Weighted average number of shares outstanding — diluted	2,466	2,452	2,466	2,503
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Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	12/31/08	06/30/08
Current Assets
• Cash and cash equivalents	$292	$633
• Accounts receivable, net	2,509	8,031
• Inventories	5,919	6,083
• Other current assets	1,318	1,112
• Current assets of discontinued operations	37	257
Total Current Assets	10,075	16,116
Property, plant and equipment, net	2,327	2,628
Other assets	3,838	4,304
Total Assets	$16,240	$23,048
Current Liabilities
• Accounts payable	$2,118	$4,282
• Accrued liabilities	1,834	2,617
• Income taxes payable	—	676
• Current maturities of long-term debt	582	1,121
• Current liabilities of discontinued operations	133	172
Total Current Liabilities	4,667	8,868
Long-term debt, less current maturities	2,333	3,570
Other long-term liability	234	175
Deferred income taxes	369	685
Total Liabilities	7,603	13,298
Total Stockholders’ Equity	8,637	9,750
Total Liabilities and Equity	$16,240	$23,048
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to the apparent shift in timing of buying by two of our significant customers, our belief that we will continue to see benefits from pricing increases and expense reduction initiatives implemented in late fiscal 2008 through the remainder of the year and the encouragement we get from the amount of progress we have made in improving profitability since the start of the fiscal year, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new products, the timing of customer purchases, and our ability to successfully invest and explore growth opportunities and reduce expenses, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions.
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Contact:
Jeff Mathiesen
763-551-1125